UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 1, 2012

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA		92008-7328
(Address of principal executive offices)		(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective as of May 1, 2012, the Company entered into employment agreements (each, the “Employment Agreement” and collectively, the “Employment Agreements”) with the following named executive officers (each, an “NEO” and collectively, the “NEOs”):

•	Bradley J. Holiday, Senior Executive Vice President and Chief Financial Officer

•	Jeffrey M. Colton, Senior Vice President, Global Brand and Product

•	Joseph Urzetta, Senior Vice President, Americas

The Employment Agreements respectively provide for the NEOs’ employment with the Company for a period commencing on May 1, 2012 and terminating on April 30, 2013, with the Employment Agreements renewing on May 1, 2013 and on May 1 each year thereafter for an additional one year term unless the Company provides notice to the NEO that it is not renewing the Employment Agreement. The Employment Agreements provide for compensation consisting of, among other things, (i) an annual base salary of $542,000 for Mr. Holiday, $402,000 for Mr. Colton and $327,000 for Mr. Urzetta; (ii) an opportunity to earn an annual incentive payment based upon participation in the Company’s applicable incentive plan, with an incentive target percentage equaling 55% of the NEOs’ respective annual base salaries, and (iii) an opportunity to participate in the Company’s applicable long term incentive program.

Upon termination of any NEO without Substantial Cause by the Company or by an NEO for Good Reason or Non-Renewal (each as defined in the respective Employment Agreements), the NEO shall be entitled to receive (i) any compensation accrued and unpaid as of the date of termination, (ii) a cash payment based on the annual incentive payment that the NEO would have received in the then-current year in light of the Company’s actual performance as measured against the requirements of the annual incentive plan, pro-rated to the date of the NEO’s termination, and (iii) the vesting of certain equity incentive awards. In the event of such a termination, the NEO shall receive Special Severance consisting of a total amount equal to 0.500 times the sum of the NEO’s most recent annual base salary and annual target incentive, payable in equal installments on the same pay schedule as in effect at the time of termination over a period of twelve months from the date of termination. Notwithstanding anything to the contrary, any obligation of the Company to pay Special Severance pursuant to the Employment Agreement is subject to the NEO’s continued compliance with certain terms and conditions as provided in Sections 8 and 11 of the Employment Agreement. In addition, the NEO shall be offered the opportunity to receive incentive payments in a total amount equal to 0.500 times the sum of the NEO’s most recent annual base salary and target incentive, payable in equal installments on the same pay schedule in effect at the time of termination over a period of twelve months from the date of termination. The NEO may receive such incentive payments so long as he chooses not to engage (whether as an owner, employee, agent, consultant or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates.

If a Termination Event occurs within one year following any Change in Control (each as defined in the respective Employment Agreements), an NEO shall be treated as if he has been terminated by the Company without Substantial Cause and shall receive Special Severance consisting of a total amount equal to 1.000 times the sum of the NEO’s most recent annual base salary and annual target incentive, payable in equal installments on the same pay schedule as in effect at the time of termination over a period of twenty-four months from the date of termination. Notwithstanding anything to the contrary, any obligation of the Company to pay Special Severance pursuant to the Employment Agreement is subject to the NEO’s continued compliance with certain terms and conditions as provided in Sections 8 and 11 of the Employment Agreement. In addition, the NEO shall be offered the opportunity to receive incentive payments in a total amount equal to 1.000 times the sum of the NEO’s most recent annual base salary and annual target incentive, payable in equal installments on the same pay schedule as in effect at the time of termination over a period of twenty-four months from the date of termination. The NEO may receive such incentive payments so long as he chooses not to engage (whether as an owner, employee, agent, consultant or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates.

The description of the Employment Agreements contained in this Item 5.02 is qualified in its entirety by reference to the Employment Agreements, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Officer Employment Agreement, effective as of May 1, 2012, by and between the Company and Bradley J. Holiday

10.2	Officer Employment Agreement, effective as of May 1, 2012, by and between the Company and Jeffrey M. Colton

10.3	Officer Employment Agreement, effective as of May 1, 2012, by and between the Company and Joseph Urzetta

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2012

CALLAWAY GOLF COMPANY

By:	/s/ Brian P. Lynch
Name:	Brian P. Lynch
Title:	Vice President and Corporate
Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Officer Employment Agreement, effective as of May 1, 2012, by and between the Company and Bradley J. Holiday

10.2	Officer Employment Agreement, effective as of May 1, 2012, by and between the Company and Jeffrey M. Colton

10.3	Officer Employment Agreement, effective as of May 1, 2012, by and between the Company and Joseph Urzetta

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